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              TELMARK LLC







                 (LOGO)







               PROSPECTUS

Until November 23, 1999 all dealers effecting
transactions  in the  registered  securities,
whether   or  not   participating   in   this
distribution,  may be  required  to deliver a
Prospectus.   This  is  in  addition  to  the
obligations   of   dealers   to   deliver   a
Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.





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                                   Telmark LLC
                       Supplement dated December 27, 1999
                      To Prospectus dated October 14, 1999

     As of December 27, 1999, the issuer, Telmark LLC, approved the following changes to the Prospectus dated October 14, 1999:(i) an increase of 2.5% in the stated rate on Subordinated Debentures due March 31, 2002, and a change in the due date to October 31, 2008; (ii) an increase of 2.25% in the stated rate on Subordinated Debentures due March 31, 2001, and a change in the due date to October 31, 2004.
     For a complete description of the securities offered please refer to pages 14 through 18 of the Prospectus.